Exhibit 1.08

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Provides Guidance of Full Year 2010

Revenue and Non-GAAP Earnings Per Share

SHANGHAI, ATLANTA, Feb. 25, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced that, based on preliminary financial projections and estimates, the company expects 2010 non-GAAP earnings per share(a) to be in the range of $1.50 to $1.55, an increase of 15-18 percent from $1.31 reported for 2009; and revenue for 2010 to be in the range of $220 to $228 million, an increase of 8-12 percent from $203.9 million reported in 2009.

“We are pleased that, according to our preliminary estimates, we forecast double digit improvement in our non-GAAP earnings per share,” said Peter Yip, CEO of CDC Software. “We believe we have strong momentum going into 2010 after reporting an excellent fourth quarter. For the fourth quarter of 2009, Adjusted EBITDA(a) nearly doubled to $14.8 million, from $7.8 million in the fourth quarter of 2008 and non-GAAP earnings per share nearly quadrupled to $0.40 compared to $0.11 in the fourth quarter of 2008. We also reported record operating cash flow of $53 million for the full year 2009.

“Even if the slow economic recovery continues throughout 2010, we are cautiously optimistic that we are well positioned, with improved operating metrics and net cash on hand, for organic growth through cross-sell opportunities and expansion in emerging markets such as China and India.”

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and a full range of services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise requirements planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

(a) Adjusted Financial Measures

This press release includes Adjusted EBITDA and non-GAAP earnings per share, which are not prepared in accordance with GAAP (“Non-GAAP Financial Measures”). Non-GAAP Financial Measures are not alternatives for measures such as net income, earnings per share and cash and cash equivalents prepared under generally accepted accounting principles in the United States (“GAAP”). These Non-GAAP Financial measures may also be different from non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.

Investors should be aware that these Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. These supplemental Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

* Special Note Regarding CDC Software Financial Projections and Guidance

The financial estimates and guidance contained herein apply only to CDC Software Corporation, a subsidiary of CDC Corporation. These estimates and guidance amounts do not apply to, and are not indicative of, the expected consolidated financial performance of CDC Corporation, or the expected financial performance of CDC Games Corporation, China.com, Inc. or any of their respective subsidiaries. Investors are cautioned not to place reliance on the financial estimates and guidance set forth herein for purposes of any investment decision with respect to the shares of CDC Corporation, and should read the foregoing in conjunction with the reports and other materials filed with the United States Securities and Exchange Commission by CDC Corporation and CDC Software Corporation, from time to time.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations for 2010 GAAP net income and non-GAAP earnings per share, our beliefs regarding momentum in our corporate performance, our beliefs regarding our sales pipeline and cross-selling opportunities, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; and (p) the risk that the preliminary financial results provided herein could differ from our actual results. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United

States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.